Exhibit 21

Subsidiaries of Registrant

US Subsidiaries*

1	BFI Medical Waste, Inc. (Delaware)

2	Healthcare Waste Solutions, Inc. (Delaware)

3	MedServe, Inc. (Delaware)

4	MedSolutions, Inc. (Texas)

5	Notify, MD, Inc. (Delaware)

6	Stericycle International, LLC (Delaware)

7	Stericycle Management, LLC (Delaware)

8	Stericycle of Puerto Rico, Inc. (Puerto Rico)

9	Stericycle Specialty Waste Solutions, Inc. (Delaware)

10	The MPB Group LLC (Delaware)

Non-US Subsidiaries*

1	Habitat Ecologico S. A. (Argentina)

2	Medam Srl (Mexico)

3	SRCL Ireland Limited fka Stericycle Ireland Ltd. (Ireland)

4	Stericare Romania (Romania)

5	Stericycle Brazil, Ltd. (Brazil)

6	Stericycle Co Ltd. (Japan)

7	Stericycle Chile SA (Chile)

8	Stericycle Espana Srl (Spain)

9	Stericycle Europe Sarl (Luxembourg)

10	Stericycle International Holdings Ltd (UK)

11	Stericycle International Ltd. (UK)

12	Stericycle Portugal (Portugal)

13	Stericycle ULC CANADA (Canada)

14	SteriLux International Sarl (Luxembourg)

*	states or jurisdictions of incorporation or formation are given in parentheses